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                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential For Use of the              [ ]  Confidential For Use of the
[ ]  Definitive Proxy Statement                    Commission Only (as permitted
[X]  Definitive Additional Materials               by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                          BALDWIN PIANO & ORGAN COMPANY
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                (Name of Registrant as Specified in its Charter)

                          BOLERO INVESTMENT GROUP, L.P.
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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is
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[ ]  Fee paid previously with preliminary materials:

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     previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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                          BOLERO INVESTMENT GROUP, L.P.

INGRAHAM BUILDING                                         1101 EAST BALBOA BLVD.
25 S.E. 2ND AVE., STE.720                           NEWPORT BEACH, CA 92661-1313
MIAMI, FL 33131                                                   (714) 675-3850
(305) 371-5200                                              (714) 673-0434 (FAX)
(305) 371-5226 (FAX)


                                  May 22, 1997




Dear Fellow Shareholder:

         At this year's Annual Meeting of Shareholders of Baldwin Piano & Organ Company, Bolero Investment Group, L.P., will be nominating five individuals to stand for election as members of the Board of Directors of Baldwin.
BOLERO IS ASKING YOU TO VOTE "FOR" ITS FIVE NOMINEES.

         Bolero firmly believes that Baldwin has many advantages as it moves toward the twenty-first century, including being the sole domestic manufacturer of pianos; the name recognition of brands such as Baldwin, Chickering and Wurlitzer; and having a finance company that is over one hundred years old. The issue is not whether our company has potential, but rather how best to realize that potential. THE TIME HAS COME FOR BALDWIN SHAREHOLDERS TO ACT. PLEASE COMPLETE, SIGN AND RETURN YOUR BLUE BOLERO PROXY TODAY.

         Bolero and I own 8.2% of Baldwin, together making us one of Baldwin's largest shareholders. I began acquiring shares of the Company in 1994, the same year that Ms. Hendricks joined the Company. Despite the lack of progress in sales, earnings and stock price during current management's tenure, Bolero has steadily increased its position in Baldwin based solely on the belief that the Company's potential for increased shareholder value far outweighed its current problems. Based on Bolero's perception of the opportunities and challenges confronting the Company, Bolero is proposing five highly qualified director nominees who will bring a wealth of experience, specialized knowledge, enthusiasm and vigor that will be essential to the future success of Baldwin.




          IMPORTANT: YOUR SUPPORT IS CRUCIAL, AND TIME IS SHORT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR BLUE BOLERO PROXY TODAY.



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                              THE NEED FOR A CHANGE

         DO YOU WANT ANOTHER YEAR OF STAGNANT SALES, EARNINGS AND STOCK PRICE? Baldwin shareholders have waited years for improvement in Baldwin's results. We believe that they are tired of waiting. The following overview of the Company's financial performance before and after the Company's November 1994 management change demonstrates that the Company continues to plod along at the expense of its shareholders:

[Graph depicting Baldwin's net earnings from 1993 through 1996:

1993:  $4.6 million
1994:  $ .3 million
1995:  $4.0 million
1996:  $2.1 million

Graph depicting Baldwin's net sales from 1993 through 1996:

1993:  $120.7 million
1994:  $122.3 million
1995:  $122.6 million
1996:  $115.0 million]

         THE COMPANY'S STOCK PERFORMANCE GRAPH TAKEN FROM ITS OWN PROXY STATEMENT, WHERE THE "PEER GROUP" CHOSEN BY BALDWIN WAS IDENTIFIED, IS EQUALLY
TELLING:

[Graph depicting the following shareholder returns.]

                  1991       1992      1993       1994       1995       1996
              ------------------------------------------------------------------
Baldwin         $100.00    $181.08    $162.16    $118.92    $135.14    $121.62
Russell 2000    $100.00    $118.41    $140.80    $138.24    $177.55    $206.83
Peer Group      $100.00    $120.24    $166.08    $151.94    $154.71    $178.43
              ------------------------------------------------------------------

         These results were achieved at a time when the stock market was reaching record highs and when the United States economy was rebounding. Management continues to ask for more time to generate improved results. HOW LONG SHOULD SHAREHOLDERS HAVE TO WAIT?

         Rather than continuing to wait for results, Bolero would like to see the Company immediately adopt a new leadership style that will be proactive, streamlined, and schooled in the requirements of modern corporate reality. Only with this approach can our Company achieve the desired results and realize its potential.





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
                              A TIME FOR NEW IDEAS

         Bolero has provided the Company with numerous ideas and observations and identified areas of concern. Although it has done so in a vacuum, as Company management has refused to meet with Bolero, Bolero believed that setting forth its issues would be of benefit to Baldwin. These issues included:

o      the underutilization of the Company's manufacturing facilities

o      the size of the corporate headquarters

o      the expansion of the finance division

o      the rise of inventory levels

o      decreasing revenue without decreasing expenses

         In fact, since Bolero began communicating its ideas and concerns, the Company has taken initial steps to address some of these issues. For example, in October 1996, the Company announced a comprehensive inventory reduction plan, and in November 1996 and April 1997, the Company announced the elimination of jobs in order to cut expenses. WHY HAS IT TAKEN SO LONG FOR MANAGEMENT TO FOCUS ON THESE IMPORTANT ISSUES? WILL MANAGEMENT, UNDER THE GUIDANCE OF THE CURRENT BOARD, REALLY BE ABLE TO TURN THE COMPANY AROUND?

         Additionally, in an attempt to focus the Company on the need to enhance shareholder value, on September 13, 1996, I proposed that the Board hire a nationally recognized investment banker to explore a possible sale, merger or business combination involving the Company to enhance shareholder value. On February 27, 1997, the Company announced that it had retained Lehman Brothers to, among other things, review strategic opportunities available to Baldwin, including acquisitions, mergers and strategic alliances. Based on its position that it had complied with the substance of my proposal, Baldwin shareholders are not being asked to vote on that proposal at the annual meeting. BOLERO BELIEVES THAT ITS NOMINEES, AS NEW DIRECTORS, WILL BE RECEPTIVE TO CHANGE AND PLAN TO IMPLEMENT THE SPIRIT OF THE PROPOSAL, BY DIRECTING LEHMAN BROTHERS TO EXPLORE ALL ALTERNATIVES TO ENHANCE SHAREHOLDER VALUES, INCLUDING A POSSIBLE SALE, MERGER OR OTHER BUSINESS COMBINATION INVOLVING THE COMPANY, AS WELL AS OTHER OPPORTUNITIES AND CHALLENGES CONFRONTING THE COMPANY.

         THE TIMING OF BALDWIN'S ACTIONS IN RELATION TO BOLERO'S COMMUNICATIONS OF ITS IDEAS IS PERHAPS COINCIDENTAL. BOLERO ASKS THAT YOU VOTE "FOR" ITS DIRECTOR NOMINEES TO ASSURE THAT SUCH "COINCIDENCES" WILL CONTINUE.






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

                              THE BOLERO NOMINEES

         THE INDIVIDUALS WHOM BOLERO HAS NOMINATED TO STAND FOR ELECTION AS DIRECTORS OF THE COMPANY HAVE A WEALTH OF EXPERIENCE IN THE SPHERE OF CORPORATE GOVERNANCE AND BUSINESS:

o John West. Governor West currently serves as Chairman of Seibels Bruce Group and on the Board of Donaldson, Lufkin & Jenrette Inc., an internationally recognized securities and investment banking firm. Governor West also is a former Governor of South Carolina and a former Ambassador to Saudi Arabia. Bolero believes this experience would be extremely beneficial, particularly with respect to the Company's ongoing work with Lehman Brothers.

o Edward McDonnell. Mr. McDonnell has served as President and Director of Seagram's and as Executive Vice-President of the Pillsbury Company, both companies which, like Baldwin, are involved in the sale of well-known, brandname products.

o Peter Cooper. Mr. Cooper has served as Chief Executive Officer of a leading Australian beverage company and is an attorney from New Zealand. Mr. Cooper has also been self-employed for many years at Cooper & Company, a private investment firm. Bolero believes that Mr. Cooper would lend an important entrepreneurial spirit and business sense to Baldwin.

o David Harmon. Mr. Harmon is Chief Executive Officer of the largest private leasing company in the United States, which experience would be particularly relevant to Baldwin's examination of a potential piano leasing program.

o Robert Lippert. Dr. Lippert holds a Ph.D. in economics and has served as an assistant professor of finance at Rutgers University. He currently serves as Vice President of Strategic Planning at Seibels Bruce Group. Mr. Lippert would bring a wealth of knowledge on the conduct of business in the 1990s to the Baldwin Board.

         THE VARIED EXPERIENCE OF THESE INDIVIDUALS MAKES THEM WELL SUITED FOR THE TASK OF PROVIDING DIRECTION AND GUIDANCE TO A COMPANY THAT HAS FLOUNDERED FOR THE PAST FOUR YEARS. THEY ARE KEENLY AWARE OF THEIR RESPONSIBILITIES AS DIRECTORS AND TOWARD THE OWNERS OF THE COMPANY, ALL OF ITS SHAREHOLDERS.

         Although the Company's management has decried the lack of these individuals' experience in Baldwin's industry, Bolero would simply point out that none of the biographical information on the current directors who are standing for election in the Company's proxy statement describes any experience in this industry other than experience with Baldwin. Furthermore, any relevant experience of the Company's current Board has plainly done little to eliminate the Company's decreasing sales and earnings and stagnant stock performance.






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                                   CONCLUSION

         BALDWIN MANAGEMENT WOULD HAVE SHAREHOLDERS CONTINUE TO WAIT FOR IMPROVED PERFORMANCE. BOLERO BELIEVES THAT THE TIME FOR WAITING HAS ENDED AND THE TIME FOR ACTION HAS COME. BOLERO'S PROPOSED DIRECTOR NOMINEES ARE COMMITTED TO PROVIDING THE COMPANY AND ITS SHAREHOLDERS WITH THE TYPE OF LEADERSHIP AND SHAREHOLDER SENSITIVITY THAT HAS BECOME A PREREQUISITE TO HAVING A SUCCESSFUL COMPANY. BOLERO THEREFORE URGES YOU TO VOTE "FOR" THESE NOMINEES. I ENCOURAGE YOU TO CONTACT ME DIRECTLY WITH ANY THOUGHTS OR COMMENTS THAT YOU MAY HAVE BY CALLING ME AT (305) 371-5200. I LOOK FORWARD TO MEETING WITH YOU AND TO THE UPCOMING VOTE.

Sincerely,

/s/ Kenneth W. Pavia
----------------------
Kenneth W. Pavia
General Partner





         If you have any questions or require assistance, please call me at
(305) 371-5200.

         If your shares are held in the name of a brokerage firm or bank, only they can vote your shares upon receiving your specific instructions. Please complete, sign and date the BLUE Bolero Proxy or instruct the individual responsible for your account to do so today.



                        PLEASE RETURN YOUR BLUE PROXY TO:

                                  Kenneth Pavia
                                Ingraham Building
                           25 SE 2nd Avenue, Suite 720
                              Miami, Florida 33131
                                 (305) 371-5200
                               FAX (305) 371-5226